Chino Commercial Bancorp Reports 28% Increase In Third Quarter Earnings

CHINO, Calif., Oct. 22, 2012 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the third quarter ended September 30, 2012 with net earnings of $153,816 or a 28.1% increase from net earnings of $120,113 for the third quarter of 2011. Net income for the most recent quarter represents $0.19 per basic share, as compared with $0.16 per basic share from the same quarter last year. The Company's profit for the nine months ended September 30, 2012 increased 76.2% to $481,970 or $0.60 per basic share as compared with net earnings of $273,474 or $0.37 per basic share for the same period in 2011.

Dann H. Bowman, President and Chief Executive Officer, stated, "We are very pleased with the performance and earnings of the Bank during the third quarter. Not only were earnings up 28% over the same period last year, but loan quality has improved with the Bank having only two delinquent loans at quarter-end. Year-to-date earnings reflect an annualized return on beginning equity of 8.60%, which in this low rate environment is an excellent return to our shareholders.

"The economy in the Inland Empire appears to be improving, with real estate values rising moderately and residential foreclosure rates decreasing. Business conditions are improving with many of our small business customers and we are motivated and eager to provide financing for the businesses and consumers in our community."

Financial Condition

Total assets increased from $109.7 million at December 31, 2011 to $119.3 million at September 30, 2012, or an 8.7% increase. Investments decreased from $26.0 million at December 31, 2011 to $23.4 million, or 10.0%, while gross loans increased from $56.8 million to $59.4 million, and federal funds sold increased from $14.2 million to $24.4 million. Overall, earning assets increased 10.6% in the nine month period ended September 30, 2012.

The Bank's asset quality improved in the nine months ended September 30, 2012 as $439,317.26 in OREO was sold and the level of nonperforming assets to total loans and OREO moved from 7.07% at December 31, 2011 to 3.90% at September 30, 2012. Net charged-off loans were $101,692 for the nine months ended September 30, 2012 compared to $186,619 for the same period of 2011. Nonperforming loans decreased from $4.4 million at September 30, 2011 to $2.3 million at September 30, 2012, a reduction of 47%.

Balance sheet changes in the nine months ended September 30, 2012 include an increase in earning assets and an increase in deposits. Total deposits increased by $8.7 million or 8.8% to $106.8 million at September 30, 2012, compared to $98.1 million December 31, 2011. Time deposits decreased 1.0 million or 5.8% to $15.9 million at September 30, 2012 from 16.9 million at December 31, 2011. This reduction was an intentional strategy to reduce higher yielding deposits. Non-interest bearing deposits increased 8.2% to $51.1 million at September 30, 2012 from $47.2 million at December 31, 2011; and NOW and money market accounts increased 17.5% to 37.9 million at September 30, 2012 from $32.2 million at December 31, 2011. The ratio of non-interest bearing deposits to total deposits decreased slightly from 48.1% at December 31, 2011 to 47.8% at September 30, 2012.

On September 16, 2011, the Company filed a registration statement on Form S-1 with the SEC in connection with a secondary stock offering to existing shareholders which commenced in the fourth quarter of 2011 and was extended to the general public in early 2012. The Company has received $668,442.14 in additional paid in capital from the offering. The offering closed on July 15, 2012.

Earnings

The Company posted net interest income of $923,873 and $870,314 for the three months ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, the Company posted net interest income of $2.7 million and $2.8 million for 2012 and 2011, respectively. Interest and fee income from loans increased $53,794, or 6.1% to $931,264 for the third quarter of 2012 compared with the third quarter of 2011. The decrease in interest income from loans was $101,670, or 3.6%, comparing the nine months ended September 30, 2012 with same period in 2011. For the nine months ended September 30, 2012, investment income decreased $178,172, or 39.1%, to $277,759 as compared to the nine months ended September 30, 2011.

Non-interest income totaled $314,333 for the three months ended September 30, 2012, or a 4.1% decrease from $327,655 earned during the third quarter of 2011. Non-interest income increased 6.0% for the nine months ended September 30, 2012 to $1.1 million, as compared to $1.0 million for the nine months ended September 30, 2011. The major contributor to the increase in the nine-month period was other miscellaneous income due to reimbursement of legal expenses incurred in 2011.

The provision for loan losses decreased to $76 during the third quarter of 2012, a decrease of $2,145, as compared to $2,221 for the three months ended September 30, 2011. The Company provided $2,048 to the allowance for loan losses during the nine months ended September 30, 2012, a reduction from $281,660 for the same period in 2011. The lower provision for the nine months ended September 30, 2012 was due to a lower level of charge-offs during the period as compared to the first half of 2011 as well as a decrease in nonperforming assets.

General and administrative expenses were $995,743 and $3,036,344 for the three and nine months ended September 30, 2012, respectively, as compared to $1,011,489 and $3,148,761 for the three and nine months ended September 30, 2011. Legal and professional fees decreased $98,101 to $212,983 and regulatory assessments decreased $11,223 to $166,195 for the nine months ended September 30, 2012 compared to the same period in 2011.

Income tax expense was $278,744 for the nine months ended September 30, 2012, as compared to $131,997 for the nine months ended September 30, 2011. The effective income tax rate for the nine months ended September 30, 2012 and 2011 is approximately 36.6% and 32.6%, respectively.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and readers are cautioned not to unduly rely on such forward-looking statements. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, the health of the National and California economies, the Company's ability to attract and retain skilled employees, competition in the financial services market for both deposits and loans, the Company's ability to increase its customer base, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company's ability to enhance its earnings capacity, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
September 30, 2012 and December 31, 2011

	September 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 3,723,692	$ 3,358,177
Federal funds sold	24,362,107	14,165,877
Total cash and cash equivalents	28,085,799	17,524,054

Interest-bearing deposits in other banks	15,736,252	13,339,252
Investment securities available for sale	2,463,801	2,972,420
Investment securities held to maturity (fair value approximates $5,383,000 at September 30, 2012 and $9,861,000 at December 31, 2011)	5,162,608	9,652,630
Total investments	23,362,661	25,964,302
Loans
Construction	0	0
Real estate	47,206,181	46,184,898
Commercial	11,888,615	9,974,353
Installment	343,986	643,660
Gross loans	59,438,782	56,802,911
Unearned fees and discounts	(137,191)	(29,107)
Loans net of unearned fees and discount	59,301,591	56,773,804
Allowance for loan losses	(1,438,319)	(1,537,963)
Net loans	57,863,272	55,235,841

Accrued interest receivable	254,082	275,976
Restricted stock	623,300	667,700
Fixed assets, net	6,309,127	6,443,753
Foreclosed assets	0	439,317
Prepaid & other assets	2,763,820	3,154,650
Total assets	$ 119,262,061	$ 109,705,593

LIABILITIES:
Deposits
Non-interest bearing	$ 51,053,088	$ 47,188,644
Interest bearing
NOW and money market	37,870,150	32,241,986
Savings	1,965,306	1,809,536
Time deposits less than $100,000	4,379,976	4,700,126
Time deposits of $100,000 or greater	11,509,110	12,163,266
Total deposits	106,777,630	98,103,558

Accrued interest payable	35,314	139,646
Accrued expenses & other payables	738,591	897,363
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	110,644,535	102,233,567
SHAREHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 829,602 shares and 749,540 shares at September 30, 2012 and December 31, 2011, respectively.	3,429,254	2,760,813
Retained earnings	5,113,579	4,631,609
Accumulated other comprehensive income	74,693	79,604
Total shareholders' equity	8,617,526	7,472,026
Total liabilities & shareholders' equity	$ 119,262,061	$ 109,705,593

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF NET INCOME
(unaudited)

	For the three months ended		For the nine months ended
	September 30		September 30
	2012	2011	2012	2011
Interest income
Investment securities and due from banks	$ 82,697	$ 133,204	$ 277,759	$ 455,931
Interest on Federal funds sold	10,280	4,616	30,102	8,651
Interest and fee income on loans	931,264	877,470	2,691,575	2,793,245
Total interest income	1,024,241	1,015,290	2,999,436	3,257,827
Interest expense
Deposits	83,041	94,013	248,643	307,740
Other interest expense	0	0	0	75
Other borrowings	17,327	50,963	52,795	152,888
Total interest expense	100,368	144,976	301,438	460,703
Net interest income	923,873	870,314	2,697,998	2,797,124
Provision for loan losses	76	2,221	2,048	281,660
Net interest income after
provision for loan losses	923,797	868,093	2,695,950	2,515,464
Non-interest income
Service charges on deposit accounts	286,132	298,241	876,973	892,317
Gain on sale of foreclosed assets	0	0	93,871	61,151
Other miscellaneous income	8,415	9,299	66,164	24,805
Dividend income from restricted stock	2,996	2,783	12,959	8,342
Income from bank-owned life insurance	16,790	17,332	51,141	52,153
Total non-interest income	314,333	327,655	1,101,108	1,038,768
Non-interest expenses
Salaries and employee benefits	513,382	538,909	1,633,223	1,647,203
Occupancy and equipment	111,905	98,992	318,971	325,794
Data and item processing	92,848	86,777	265,691	277,962
Advertising and marketing	13,919	14,947	38,824	42,183
Legal and professional fees	76,224	108,861	212,983	311,084
Regulatory assessments	54,872	26,051	166,195	177,418
Insurance	12,062	10,587	36,497	30,236
Directors' fees and expenses	27,167	17,321	80,207	54,097
Other expenses	93,364	109,044	283,753	282,784
Total non-interest expenses	995,743	1,011,489	3,036,344	3,148,761
Income (loss) before income tax expense	242,387	184,259	760,714	405,471
Income tax expense (benefit)	88,571	64,146	278,744	131,997
Net income (loss)	$ 153,816	$ 120,113	$ 481,970	$ 273,474
Basic earnings per share	$ 0.19	$ 0.16	$ 0.60	$ 0.37
Diluted earnings (loss) per share	$ 0.19	$ 0.16	$ 0.59	$ 0.37

CHINO COMMERCIAL BANCORP

	For the three months ended		For the nine months ended
	September 30		September 30
	2012	2011	2012	2011
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.21%	6.80%	7.82%	5.17%
Annualized return on average assets	0.56%	0.46%	0.59%	0.34%
Net interest margin	3.74%	3.78%	3.75%	3.99%
Core efficiency ratio	80.42%	84.43%	81.95%	83.42%
Net chargeoffs to average loans	0.18%	-0.12%	0.18%	0.31%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 110,727	$ 104,712	$ 108,751	$ 107,492
Average interest-earning assets	$ 98,316	$ 91,289	$ 96,061	$ 93,677
Average gross loans	$ 58,075	$ 58,679	$ 56,266	$ 59,425
Average deposits	$ 98,234	$ 93,509	$ 96,449	$ 96,219
Average equity	$ 8,536	$ 7,062	$ 8,218	$ 7,052

CREDIT QUALITY	End of period
(unaudited)	September 30, 2012	December 31, 2011
Non-performing loans	$ 2,318,247	$ 3,605,142
Non-performing loans to total loans	3.90%	6.35%
Non-performing loans to total assets	1.94%	3.29%
Allowance for loan losses to total loans	2.42%	2.71%
Nonperforming assets as a percentage of total loans and OREO	3.90%	7.07%
Allowance for loan losses to non-performing loans	62.04%	42.66%

OTHER PERIOD-END STATISTICS
(unaudited)	September 30, 2012	December 31, 2011
Shareholders equity to total assets	7.23%	6.81%
Net Loans to deposits	54.19%	56.30%
Non-interest bearing deposits to total deposits	47.81%	48.10%

CONTACT: Dann H. Bowman, President and CEO, or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., +1-909-393-8880